News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston	Mike Bazinet
Vice President, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone: 203-222-6113
Email: thomas.gelston@terex.com	Email: michael.bazinet@terex.com

TEREX ANNOUNCES FIRST QUARTER 2010 RESULTS

WESTPORT, CT, April 21, 2010 -- Terex Corporation (NYSE: TEX) today announced net income for the first quarter of 2010 of $539.9 million, or $4.98 per share, compared to a net loss of $74.9 million, or $0.79 per share, for the first quarter of 2009.  During the first quarter of 2010, the Company recognized a net gain on the disposition of its Mining business of $620.4 million, or $5.72 per share.  The Company reported a net loss from continuing operations for the first quarter of 2010 of $79.0 million, or $0.73 per share, compared to a net loss from continuing operations of $98.5 million, or $1.04 per share, for the first quarter of 2009.  Contributing to the 2010 net loss from continuing operations were (i) pre-tax charges of approximately $12 million associated with restructuring programs and a continued reduction in production levels in certain businesses, (ii) a pre-tax expense of approximately $8 million associated with marking to market derivative instruments intended to partially mitigate risks associated with 5.8 million shares of the common stock of Bucyrus International, Inc. acquired in connection with the Mining divestiture, and (iii) pre-tax impairment charges of approximately $4 million related to the expected closure of two facilities.  Favorably impacting the results was a benefit of approximately $8 million in the quarter relating to the impact of a change in China VAT obligations.

Net sales for continuing operations were $935.9 million in the first quarter of 2010, a decrease of 3.1% from $965.8 million in the first quarter of 2009.  Net sales decreased approximately 17% from the comparable prior year period when adjusting for the translation effect of foreign currency exchange rate changes and excluding the Port Equipment business, which was acquired in the third quarter of 2009.

All results are for continuing operations, unless stated otherwise.  Discontinued operations include the Mining, Atlas, Powertrain and Load King businesses.  All per share amounts are on a fully diluted basis.

“First quarter results were in line with our expectations.  Clearly, we had significant gains from the sale of the Mining business, but we also had a stable, but low, level of operating performance from continuing operations,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer.  “We see tangible signs of an improving environment, with moderately positive order activity in many of our early cycle product categories versus year ago levels.  While we believe end markets will not provide much sales volume benefit in 2010, current trends have increased our confidence in a more robust 2011 operating environment.  We remain confident in the long-term outlook for our business and are focused on achieving positive earnings per share (EPS) performance exiting 2010, as we have previously indicated.”

Tom Riordan, Terex President and Chief Operating Officer, commented, “Overall, order activity in most of our product categories increased during the first quarter of 2010 compared with the previous quarter and previous year periods.  However, our Cranes segment experienced a backlog decline compared with the fourth quarter of 2009.  Specifically, softening of the all-terrain crane order book, as well as improving delivery capability of the Terex Port Equipment business, led to a $157 million decline in Cranes backlog.  A developing trend is an improved global outlook for larger crawler cranes, and we’ve recently added more of these cranes to our 2010 production schedule.”

Mr. Riordan continued, “The balance of our businesses posted mixed operating results for the first quarter, although with substantial year-over-year improvements.  Performance in the Materials Processing (MP) segment is improving, and we expect that group to return to profitability in the second quarter of 2010 for the first time in six quarters.  Our Aerial Work Platforms (AWP) business continues to reflect soft demand from the rental channel, although increased production schedules and a fuller factory workload should improve operating profit performance in the coming months.  Construction segment operating losses were sharply reduced, mainly reflecting benefits from cost savings initiatives implemented throughout 2009, increasing demand for compact construction equipment and improved material handler operating performance, partially offset by a sharp decline in our off-highway truck business.  Overall, we see continued non-residential end-market softness in North America and Europe and strength in developing markets for the remainder of the year.  We are pursuing initiatives to grow our market share and we have several new product launches planned for this fall.”

Mr. DeFeo added, “Our expectation for full year 2010 performance heading into this year was for sales to be approximately $5 billion, resulting in breakeven operating performance before interest and taxes, and excluding restructuring and unusual items.  While the Atlas sale, in combination with currency exchange rate changes, principally between the U.S. dollar, the Euro and the British Pound Sterling, will likely negatively influence our top line results, we view our operating results this quarter as being in line with our previous outlook.  Longer term, we remain focused on the growth goals we previously established for Terex.  Assuming a return to a more normalized economic operating environment, based on the historical performances of our remaining businesses, we believe doubling our revenue, with net income of approximately $6 per share, is achievable by 2013.”

Highlights for the First Quarter of 2010

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales:  Net sales were $935.9 million in the first quarter of 2010, a decrease of $29.9 million, or 3.1%, from $965.8 million in the first quarter of 2009.  Excluding approximately $56 million from the favorable impact of foreign currency exchange rate changes and net sales from the Port Equipment business, net sales decreased 17%.  Each of the Company’s segments, with the exception of MP experienced slightly lower net sales compared to the first quarter of 2009 due to continued economic uncertainty that has caused customers to remain cautious in their capital equipment spending.

(Loss)/Income from Operations and Operating Margin:  Loss from operations was $66.5 million in the first quarter of 2010, as compared to a loss from operations of $111.0 million in the first quarter of 2009.  The first quarter of 2010 operating margin was negative 7.1%, versus an operating margin of negative 11.5% during the first quarter of 2009.  Lower net sales, combined with other operational influences such as product mix and pricing, negatively impacted profitability by approximately $13 million.  Better capacity utilization improved operating results by approximately $19 million.  Lower restructuring charges and capacity variance, when compared with the first quarter of 2009, favorably impacted profitability by approximately $12 million.  Other favorable variances in the quarter included a reduction in selling, general & administrative (SG&A) expenses by approximately $16 million, lower inventory charges of approximately $8 million, lower transactional foreign exchange losses of approximately $8 million, and the translation effect of foreign currency exchange rate changes versus the prior year period by approximately $4 million.  Other cost of sales reduced the year over year improvements by approximately $5 million.  The impact of the Terex Port Equipment acquisition, excluding restructuring charges, reduced operating earnings by approximately $4 million.

Interest and Other Income/Expense:  Higher debt levels resulting from the Company’s capital markets activity executed in the second quarter of 2009 combined with acquisition-related debt incurred in the Port Equipment purchase completed in July 2009 increased interest expense for the first quarter of 2010 by $12.5 million compared to the prior year period.  Other expense, inclusive of amortization of debt issuance costs, increased for the first quarter of 2010 by $9.8 million compared to the prior year period, due primarily to expense associated with marking to market derivative instruments intended to partially mitigate risks associated with 5.8 million shares of the common stock of Bucyrus International, Inc. acquired in connection with the Mining divestiture.

Taxes:  The effective tax rate for the first quarter of 2010 was 32.3%, compared to an effective tax rate of 28.1% for the first quarter of 2009.  The principal drivers of the higher tax benefit were lower expenses for uncertain tax positions and the jurisdictional mix of income and losses of Terex entities worldwide.

Capital Structure:  The Company’s liquidity at March 31, 2010 totaled $2,295.8 million, which was comprised of cash balances of $1,796.2 million and borrowing availability under the Company’s revolving credit facility of $499.6 million.  Liquidity at March 31, 2010 increased by $843.5 million as compared to December 31, 2009 levels of $1,452.3 million, primarily reflecting the $1.0 billion in cash proceeds from the Mining divestiture, partially offset by the impact of operating losses incurred during the quarter and increased inventory in anticipation of what historically has been a seasonally stronger second quarter.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “We have significant liquidity as a result of the recently completed divestiture of our Mining business, our 2009 capital raising activities and the working capital reductions accomplished last year.  Our focus over the past 18 months has been cash generation, but with our manufacturing locations increasing production and demand expected to increase, we have shifted attention to redeploy our cash in areas where we see a potential for high return or accelerated growth and market presence, such as developing markets and internal improvement initiatives.  As a result of our shift to growth, we’ve made selective investments in inventory for businesses that are showing improved order and inquiry activity.  The cash impact of this was largely reflected through increased accounts payable, as we began to purchase additional materials from suppliers during the quarter.”

“We have indicated that acquisitions could be a likely use of cash; however, it is difficult to predict the likelihood and timing of completion of any potential transactions.  Absent actionable near term acquisitions, we expect to repay some debt this year, while maintaining sufficient flexibility to capitalize on market opportunities,” Mr. Widman said.

Working Capital:  Working Capital as a percent of Trailing Three Month Annualized Net Sales was 36.4% at March 31, 2010, as compared to 34.9% at December 31, 2009, mainly influenced by the lower net sales level in the first quarter of 2010.  Additionally, inventory increases due to production returning to more normal levels in many facilities was more than offset by increased accounts payable.

Backlog:  Backlog for orders deliverable during the next twelve months was approximately $1,210 million at March 31, 2010, a decrease of 24% and 3% from March 31, 2009 and December 31, 2009, respectively.  The AWP, Construction and MP segments experienced modest growth in backlog as compared to levels at December 31, 2009, continuing the growth trend over the past couple of quarters.  Cranes segment backlog declined as compared to levels at December 31, 2009.  Consistent with recent quarters, the majority of backlog is comprised of orders in the Cranes segment.

First Quarter Segment Performance Review

Aerial Work Platforms:  Net sales for the AWP segment for the first quarter of 2010 decreased $10.6 million, or 4.7%, to $215.7 million versus the first quarter of 2009.  Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 9%.  Rental customers in the North American and European markets continued to age and reduce their aerial fleets, deferring the purchase of new products.  Developing market demand for large booms, light towers and telehandlers has continued to steadily improve, as markets such as Brazil are building equipment fleets to support strong infrastructure growth under way.

An operating loss of $20.3 million was incurred during the first quarter of 2010, as compared to an operating loss of $39.5 million incurred during the first quarter of 2009.  The favorable impact of increased production activities, lower material costs, and the impact of prior cost reduction actions improved profitability by approximately $11 million.  Cost control efforts lowered SG&A spending by approximately $11 million as compared to the first quarter of 2009.  Transactional foreign exchange losses negatively impacted results by approximately $10 million, but favorable foreign exchange translation improved results by approximately $5 million, both compared to the prior year period.

Construction:  Net sales for the Construction segment for the first quarter of 2010 decreased $31.0 million, or 13.2%, to $204.5 million versus the first quarter of 2009.  Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 20%.  The change in net sales was driven primarily by a continuing decline in the off-highway truck business, which was lower by approximately 60% when compared with the first quarter of 2009, driven principally by the global slowdown in non-residential construction spending.  Additionally, the material handler business, while showing growth in machine sales over the last two quarters, still had a decline in net sales when compared with the first quarter of 2009.  The Roadbuilding business in Latin America posted double digit net sales growth in the quarter and the compact construction business appears to have stabilized with an increasing order book as dealers began to reevaluate their inventory levels.  Compact construction equipment, specifically the compact track loader, is also experiencing good order demand from international markets such as Australia, New Zealand and Canada.

An operating loss of $22.8 million was incurred during the first quarter of 2010 as compared to an operating loss of $68.1 million during the first quarter of 2009.  The favorable impact of increased production activities, lower material costs and prior cost reduction actions improved profitability by approximately $11 million.   SG&A costs in the first quarter of 2010 were approximately $7 million lower than in the same period in 2009.  Additionally, lower restructuring and capacity variance expenses improved operating results versus the prior year by approximately $14 million.  Other items, such as lower inventory and warranty provisions, favorably impacted results by approximately $3 million.  Other cost of sales improved the year over year performance by approximately $5 million.

Cranes:  Net sales for the Cranes segment for the first quarter of 2010 decreased $29.3 million, or 6.6%, to $413.7 million versus the first quarter of 2009.  Excluding the translation effect of foreign currency exchange rate changes of approximately $27 million and acquisition related net sales during the first quarter of 2010 of approximately $74 million, net sales decreased approximately 29% versus the prior year period.  Lower capacity crane demand, including the lower end of the all-terrain product category, deteriorated in the first quarter of 2010 compared to the prior year period, as commercial construction demand remained soft.  Customers continued to purchase high capacity crawler cranes during the first quarter of 2010, driven by global infrastructure and power projects.  Tower crane and rough terrain crane demand remained stable, albeit at low levels.

An operating loss of $3.1 million was incurred during the first quarter of 2010, a decrease of $32.7 million when compared with an operating profit of $29.6 million generated during the first quarter of 2009.  Operating margin decreased to negative 0.7% as compared to 6.7% in the first quarter of 2009.  Lower net sales, offset somewhat by the mix of larger cranes in the production schedule and the impact of reduced materials cost, negatively impacted profitability by approximately $17 million.  Restructuring charges taken in the quarter totaled approximately $8 million, which muted the favorable impact of segment-wide cost savings initiatives taken in 2009.  Losses in the Port Equipment business negatively impacted operating profit by approximately $4 million when excluding restructuring charges due to a combination of operational spending and increased purchase accounting amortization, largely offset by the VAT benefit previously mentioned.

Materials Processing:  Net sales for the MP segment for the first quarter of 2010 increased $25.5 million, or 30.8%, to $108.2 million versus the first quarter of 2009.  Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 22%.  Demand for materials processing equipment has picked up, with growth coming from markets such as India and South Africa in addition to the North American marketplace.

During the first quarter of 2010, an operating loss of $0.3 million was incurred, as compared to an operating loss of $18.0 million incurred during the first quarter of 2009.  The increase in net sales combined with the impact of lower material costs and pricing actions, positively impacted profitability by approximately $8 million when compared with the prior year period.  Other favorable variances in the quarter included lower inventory charges of approximately $3 million.  The non-recurrence of transactional foreign exchange losses realized in 2009 also favorably impacted results by approximately $8 million.

Corporate and Other / Eliminations:  The loss from operations of $20.0 million increased $5.0 million compared to the prior year period, reflecting the impact of unallocated corporate expenses, substantially related to the divestiture of the Mining business.

Segment Backlog:  AWP segment backlog increased 35% as compared to March 31, 2009, and increased 28% as compared to December 31, 2009, reflecting a modest degree of ordering that occurred during the first quarter of 2010.  Demand generally remained soft, as customers are waiting to order equipment until needed and the rental channel, the primary customer for AWP products, is focused on purchasing other types of equipment, namely compact construction equipment.

Construction segment backlog increased 9% versus the comparable prior year period, and increased 64% as compared to December 31, 2009.  Order intake is stable, although at a low level, and customers continue the trend of ordering only when needed rather than planning orders in advance.  The off-highway truck business was the only significant negative element, with its backlog having decreased by over two-thirds when compared with the prior year period.

Cranes segment backlog decreased 38% as compared to March 31, 2009, and decreased 16% as compared to December 31, 2009.  Excluding the impact of the Port Equipment business acquisition during the third quarter of 2009, backlog decreased approximately 50% as compared to March 31, 2009 levels.  The majority of backlog is composed of high capacity crawler cranes and high capacity all-terrain cranes, as well as port equipment.  Demand for smaller capacity cranes continues to remain weak, and smaller all-terrain cranes have recently experienced a weakening demand trend, while demand for larger crawler cranes appears to have increased.

MP segment backlog increased 141% versus March 31, 2009, and increased 68% as compared to December 31, 2009.  Materials processing demand has started to improve, and is expected to continue into the second quarter of 2010.  Materials processing equipment is distributed through an independent dealer network that sells and services the equipment and also offers rental options.  Replacement of some dealer rental equipment is helping to drive current demand, as is increased demand from the quickly developing Indian marketplace.

The Glossary contains further details regarding backlog.

Forward Looking Statement

This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation.  In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements.  However, the absence of these words does not mean that the statement is not forward-looking.  The Company has based these forward-looking statements on current expectations and projections about future events.  These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; the impact of the sale of our Mining business, including the ability to use the proceeds of this transaction for acquisitions; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of operating losses; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation, product liability claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); an investigation by the Department of Justice; our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)
	Three Months Ended March 31,
	2010	2009
Net sales	$935.9	$965.8
Cost of goods sold	(837.4)	(898.7)
Gross profit	98.5	67.1
Selling, general and administrative expenses	(165.0)	(178.1)
Loss from operations	(66.5)	(111.0)
Other income (expense)
Interest income	1.1	1.1
Interest expense	(35.9)	(23.4)
Amortization of debt issuance costs	(1.6)	(0.9)
Other income (expense) – net	(11.3)	(2.3)
Loss from continuing operations before income taxes	(114.2)	(136.5)
Benefit from income taxes	36.9	38.4
Loss from continuing operations	(77.3)	(98.1)
(Loss) income from discontinued operations – net of tax	(1.5)	23.6
Gain on disposition of discontinued operations – net of tax	620.4	—
Net income (loss)	541.6	(74.5)
Less: Net income attributable to noncontrolling interest	(1.7)	(0.4)
Net income (loss) attributable to Terex Corporation	$539.9	$(74.9)
Amounts attributable to Terex Corporation common stockholders:
Loss from continuing operations	(79.0)	(98.5)
(Loss) income from discontinued operations – net of tax	(1.5)	23.6
Gain on disposition of discontinued operations – net of tax	620.4	—
Net income (loss)	$539.9	$(74.9)
Basic Earnings (Loss) Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(0.73)	$(1.04)
(Loss) income from discontinued operations	(0.01)	0.25
Gain on disposition of discontinued operations	5.72	—
Net income (loss)	$4.98	$(0.79)
Diluted Earnings (Loss) Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(0.73)	$(1.04)
(Loss) income from discontinued operations	(0.01)	0.25
Gain on disposition of discontinued operations	5.72	—
Net income (loss)	$4.98	$(0.79)
Weighted average number of shares outstanding in per share calculation
Basic	108.4	94.8
Diluted	108.4	94.8

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)
	March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$1,796.2	$929.5
Investments in marketable securities	384.3	0.6
Trade receivables (net of allowance of $60.1 as of March 31, 2010 and December 31, 2009)	608.9	593.8
Inventories	1,322.5	1,343.9
Deferred taxes	29.5	120.5
Other current assets	143.7	203.0
Current assets – discontinued operations	109.0	723.3
Total current assets	4,394.1	3,914.6

Long-term assets
Property, plant and equipment - net	573.6	605.0
Goodwill	491.5	511.2
Deferred taxes	173.6	145.8
Other assets	326.7	322.8
Long-term assets – discontinued operations	36.6	214.4
Total assets	$5,996.1	$5,713.8

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$63.6	$73.7
Trade accounts payable	569.1	525.1
Accrued compensation and benefits	120.1	130.7
Accrued warranties and product liability	97.2	108.2
Customer advances	109.1	131.8
Other current liabilities	422.8	326.8
Current liabilities – discontinued operations	47.1	258.4
Total current liabilities	1,429.0	1,554.7
Non-current liabilities
Long-term debt, less current portion	1,904.4	1,892.7
Retirement plans and other	421.7	448.2
Non-current liabilities – discontinued operations	116.9	143.8
Total liabilities	3,872.0	4,039.4
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 120.8 and 120.4 shares at March 31, 2010 and December 31, 2009, respectively	1.2	1.2
Additional paid-in capital	1,242.8	1,253.5
Retained earnings	1,498.1	958.2
Accumulated other comprehensive income (loss)	(41.6)	36.0
Less cost of shares of common stock in treasury – 13.0 and 13.1 shares at March 31, 2010 and December 31, 2009, respectively	(598.1)	(598.7)
Total Terex Corporation stockholders’ equity	2,102.4	1,650.2
Noncontrolling interest	21.7	24.2
Total equity	2,124.1	1,674.4
Total liabilities and stockholders’ equity	$5,996.1	$5,713.8

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Three Months Ended March 31,
	2010	2009
Operating Activities of Continuing Operations
Net income (loss)	$541.6	$(74.5)
Adjustments to reconcile net income (loss) to cash used in operating activities of continuing operations:
Loss (income) from discontinued operations	1.5	(23.6)
Gain on disposition of discontinued operations	(620.4)	—
Depreciation	20.4	16.6
Amortization	6.8	4.8
Deferred taxes	36.9	(22.4)
Gain on sale of assets	(0.4)	(0.3)
Asset impairment	4.1	—
Stock-based compensation expense	8.8	9.2
Excess tax benefit from stock-based compensation	(0.9)	—
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(36.4)	219.6
Inventories	(21.7)	59.2
Trade accounts payable	62.3	(253.3)
Accrued compensation and benefits	(10.9)	(12.0)
Income taxes payable	2.2	(28.2)
Accrued warranties and product liability	(7.6)	(11.4)
Customer advances	(17.8)	5.0
Other	(74.3)	13.7
Net cash used in operating activities of continuing operations	(105.8)	(97.6)
Investing Activities of Continuing Operations
Capital expenditures	(8.5)	(18.1)
Proceeds from disposition of discontinued operations	1,002.0	—
Proceeds from sale of assets	4.3	0.5
Net cash provided by (used in) investing activities of continuing operations	997.8	(17.6)
Financing Activities of Continuing Operations
Excess tax benefit from stock-based compensation	0.9	—
Principal repayment of long-term debt	(0.6)	—
Payment of debt issuance costs	—	(3.0)
Net (repayments) borrowings under revolving line of credit agreements	(10.1)	45.3
Proceeds from stock options exercised	0.1	—
Share repurchases	(0.9)	—
Purchase of noncontrolling interest	(12.9)	(1.7)
Other	(0.4)	(0.3)
Net cash (used in) provided by financing activities of continuing operations	(23.9)	40.3
Cash Flows From Discontinued Operations
Net cash used in operating activities of discontinued operations	(11.8)	(41.6)
Net cash used in investing activities of discontinued operations	—	(2.6)
Net cash provided by (used in) financing activities of discontinued operations	0.1	(0.1)
Net cash used in discontinued operations	(11.7)	(44.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(31.4)	(20.9)
Net Increase (Decrease) in Cash and Cash Equivalents	825.0	(140.1)
Cash and Cash Equivalents at Beginning of Period	971.2	484.4
Cash and Cash Equivalents at End of Period	$1,796.2	$344.3

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	First Quarter
	2010		2009
		% of		% of
		Net Sales		Net Sales
Consolidated
Net sales	$935.9		$965.8
Gross profit	98.5	10.5%	67.1	6.9%
SG&A	165.0	17.6%	178.1	18.4%
Loss from operations	$(66.5)	(7.1%)	$(111.0)	(11.5%)

AWP
Net sales	$215.7		$226.3
Gross profit	12.5	5.8%	6.0	2.7%
SG&A	32.8	15.2%	45.5	20.1%
Loss from operations	$(20.3)	(9.4%)	$(39.5)	(17.5%)

Construction
Net sales	$204.5		$235.5
Gross profit	14.1	6.9%	(16.4)	(7.0%)
SG&A	36.9	18.0%	51.7	22.0%
Loss from operations	$(22.8)	(11.1%)	$(68.1)	(28.9%)

Cranes
Net sales	$413.7		$443.0
Gross profit	56.0	13.5%	80.2	18.1%
SG&A	59.1	14.3%	50.6	11.4%
(Loss) Income from operations	$(3.1)	(0.7%)	$29.6	6.7%

MP
Net sales	$108.2		$82.7
Gross profit	15.9	14.7%	(2.8)	(3.4%)
SG&A	16.2	15.0%	15.2	18.4%
Loss from operations	$(0.3)	(0.3%)	$(18.0)	(21.8%)

Corporate and Other/Eliminations
Net sales	$(6.2)		$(21.7)
Gross profit	(0.0)	0.0%	0.1	(0.5%)
SG&A	20.0	(322.6%)	15.1	(69.6%)
Loss from operations	$(20.0)	322.6%	$(15.0)	69.1%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended March 31, 2010, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year.  The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.  The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31, 2010	Mar 31, 2009	% change	Dec 31, 2009	% change

Consolidated Backlog	$1,209.7	$1,584.6	(23.7%)	$1,240.5	(2.5%)

AWP	$200.0	$148.4	34.7%	$156.7	27.6%

Construction	$110.2	$101.0	9.0%	$67.3	63.7%

Cranes	$801.4	$1,294.3	(38.1%)	$958.0	(16.3%)

MP	$98.2	$40.8	140.6%	$58.5	67.7%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Mar 31, 2010	Dec 31, 2009
Trade Accounts Payable	$569.1	$525.1
Cost of goods sold for the three months ended	837.4	916.7
	x 4	x 4
Annualized cost of goods sold	$3,349.6	$3,666.8

Quotient	0.1699	0.1432
	X 365 days	X 365 days
Days Payable Outstanding	62 days	52 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Mar 31, 2010	Dec 31, 2009
Trade Accounts Receivable	$608.9	$593.8
Net sales for the three months ended	935.9	1,011.3
	x 4	x 4
Annualized net sales	$3,743.6	$4,045.2

Quotient	0.1627	0.1468
	x 365 days	x 365 days
Days Sales Outstanding	59 days	54 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.  It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,904.4
Notes payable and current portion of long-term debt	63.6
Debt	$1,968.0

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization.  The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA.  Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA.  Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended Mar 31,
	2010	2009
Loss from operations	$(66.5)	$(111.0)
Depreciation	20.4	16.6
Amortization	6.8	4.8
Bank fee amortization not included in Loss from operations	(1.6)	(0.9)
EBITDA	$(40.9)	$(90.5)

Inventory Turns and Days:  Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance.  Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	Mar 31, 2010		Dec 31, 2009
Inventory	$1,322.5		$1,343.9
Cost of sales for the three months ended	837.4		916.7
	x 4		x 4
Annualized cost of sales	$3,349.6		$3,666.8

Inventory turns	2.5	x	2.7	x
	365 days		365 days
Days Inventory	144 days		134 days

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of (Loss)/Income from Operations to Net Sales.

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet.  It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health.  Total capitalization as of March 31, 2010 is defined as the sum of:

·	Total Terex Corporation stockholders’ equity; and
·	Debt (as defined above);
·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$2,102.4
Debt (as defined above)	1,968.0
Less: Cash and cash equivalents	(1,796.2)
Total Capitalization	$2,274.2

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

First Quarter Net Sales	$935.9
x	4
Trailing Three Month Annualized Net Sales	$3,743.6

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable.  The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.  As of March 31, 2010, working capital was:

Inventories	$1,322.5
Trade Receivables, net	608.9
Less: Trade Accounts Payable	(569.1)
Total Working Capital	$1,362.3

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com